Exhibit 107

Calculation of Filing Fee Tables

… F-1 …

(Form Type)

…………………………… Cordyceps Sunshine Biotech Holdings Co., Ltd..………………………..…

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, par value US$0.0001 per share (1)	457	(o)	11,120,000	$0.02	$222,400	$0.00011020	$25
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$40,050,797
	Total Fees Previously Paid							$4,415
	Total Fee Offsets							—
	Net Fee Due							$0

(1)	Pursuant to Rule 416 under the Securities Act, there are also being registered such indeterminate number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)	The 11,120,000 ordinary shares being registered were issued to certain selling shareholders in private placements conducted on August 13, 2021.